EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-77299, 333-89523, 333-42118, 333-42112, 333-42110, 333-54614, 333-66754, 333-99627, 333-109687, 333-119780, 333-124804 and 333-131644; Form S-3 Nos. 333-51754, 333-42120, 333-45304, 333-51754, 333-66752 and 333-109683) of Informatica Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Informatica Corporation, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation, included in this Annual Report (Form 10-K) of Informatica Corporation for the year ended December 31, 2005.
/s/ Ernst & Young LLP
San Francisco, California
February 24, 2006